Prospectus Supplement dated January 20, 2006
(To Prospectus dated October 31, 2005)

                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-128981

                                Equity Inns, Inc.

                         301,315 Shares of Common Stock

         This prospectus supplement relates to the potential offer and sale, from time to time, by the selling shareholders, of up to 301,315 shares of the company's common stock, if and to the extent that these selling shareholders redeem their units of limited partnership interest in our operating partnership, Equity Inns Partnership, L.P., and upon redemption we elect to issue to the unit holders the shares of common stock covered by this prospectus supplement and the base prospectus. This prospectus supplement updates certain information included in the base prospectus dated October 31, 2005, and should be read together with the base prospectus, which is to be delivered with this prospectus supplement. The section entitled "The Selling Shareholder" is hereby replaced with the following:

                              SELLING SHAREHOLDERS

         The following table lists the name of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders as of January 13, 2006, and the number of shares that may be offered for sale by this prospectus supplement and the base prospectus. For the purpose of the presentation below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities currently held or issuable to the person within 60 days of the date hereof. Except as otherwise noted, the beneficial owners named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Because the selling shareholders may tender for redemption all, some or none of their operating partnership units, and may receive, at our option, cash rather than shares of common stock upon redemption, we cannot give a definitive estimate as to the number of shares of common stock that will be held by the selling shareholders after the offering. In preparing the table below, we have assumed that the selling shareholders will sell all of the common stock offered by this prospectus. At January 13, 2006, there were 54,029,961 shares of our common stock outstanding.

         We prepared this table based on information provided to us by the selling shareholders named in the table. Unless otherwise disclosed in the footnotes to the table, the selling shareholders have indicated that they have not held any position or office or had any other material relationship with us or our affiliates during the past three years.


                                                                                                       Percentage of
                                Number of Shares                              Number of Shares of    Outstanding Shares
                                of Common Stock       Number of Shares of        Common Stock         of Common Stock
                               Beneficially Owned    Common Stock that May    Beneficially Owned     Beneficially Owned
Name of Selling Shareholder   Prior to the Offering   Be Offered Hereby(1)    After the Offering     After the Offering
---------------------------   ---------------------  ---------------------    -------------------    ------------------
J.B. McKibbon, L.P.(2)               0                     192,760                   0                        --
NCCF Trust                           0                     108,555                   0                        --
                                     -                     -------                   -                        --

        TOTAL                        0                     301,315                   0                        --
                                     =                     =======                   =                        ==

----------------------

(1) Represents shares of common stock issuable upon redemption of units of our operating partnership held directly by the selling shareholder.

(2) J.B. McKibbon, L.P. is an affiliate of McKibbon Hotel Group, Inc. and McKibbon Hotel Management, Inc. which, respectively, has sold to us 18 of our hotels and is currently the manager of 20 of our hotels.